Exhibit 99.1
Repros Reports That Patients Exposed to Proellex For Up To Six Months
Demonstrated A Benign
Endometrium Based On Biopsy
THE WOODLANDS, Texas—July 25, 2007—(BUSINESS WIRE)—Repros Therapeutics Inc. (NasdaqGM:RPRX) today released the endometrial biopsy findings from its three and six month studies of Proellex™ in the treatment of uterine fibroids and endometriosis respectively. The clinical study results of efficacy and top-line safety were reported in April and June 2007 and in both instances unequivocal efficacy was demonstrated in the treatment of both conditions with reduction of pain associated with endometriosis and reduction of bleeding in uterine fibroids.
Endometrial biopsies were done at baseline before treatment and after treatment in two different studies: in 26 women (67% of study participants) with endometriosis exposed to 12.5, 25, or 50 mg Proellex for six months and: in 39 women (31% of the study participants) with uterine fibroids exposed to placebo, 25, or 50 mg Proellex for three months.
Repros had reached agreement with the FDA that the primary endpoint of the endometrial pathology interpretation would utilize the WHO1 endometrial hyperplasia classification with a progressive scale of diagnoses from benign and disordered proliferative endometrium, through four types of endometrial hyperplasia, to carcinoma. A secondary end point was the identification of presence or absence of an endometrial polyp. A prospective protocol was also submitted to the FDA whereby the tissues would be read in parallel with an additional diagnostic schema, the Endometrial Intraepithelial Neoplasia (EIN)2 classification.
A panel of three leading gynecological pathologists was retained to read all of the tissues utilizing both diagnostic schemas. After the blinded pathology reads were completed the panel met to discuss their impressions of the process and any potential administrative, logistic or quality of materials issues. In addition they each gave their overall impressions of the histology before being unblinded. A consensus primary end point result was determined for each specimen by majority (two or more of three pathologists agree), or in the event of all pathologists disagreeing the “worst” diagnosis of the three was assigned. Analysis of the data was performed to show the predominant primary diagnosis. A correlation of the WHO and EIN consensus results was performed.
Histology Results
Prior to unblinding at the pathology panel debriefing meeting on July 21, 2007, blinded data listings were reviewed to decide if there was a need to re-examine any of the materials. This was judged not to be necessary and unblinding proceeded.
The results from both the WHO and EIN interpretations showed a consensus primary diagnosis in all Proellex treated subjects of benign endometrium, without any hyperplasias, EIN, or carcinomas. The correlation of the primary diagnosis of the EIN with the WHO reads at baseline was 1.00 (p <         .0001) and at the end of treatment was 0.911 (p < .0001) indicating near perfect agreement of the two instruments. The results were in general no different between the subjects with endometriosis or uterine fibroids or the subjects exposed for three or six months or to different doses.

There was also consensus among the pathology panel on the absence of endometrial polyps in all of the specimens read by the WHO classification.
Additional secondary findings within the “benign” category were noted by the pathologists. Most prominent were the presence of non-uniform cystic dilatation of glands similar to the histological pattern recently described for women treated with other Progesterone Receptor Modulators (PRMs) such as asoprisnil, mifepristone and CBD 2914 (VA2914)3,4,5. The glandular epithelium within these cysts varied in appearance, but contained non-physiologic combinations of poorly developed secretory activity, dying cells (apoptotic bodies) and rare mitoses. Other cystic glands were lined by inactive epithelium. The pathologists described this constellation of cysts and epithelial findings as “novel,” noting that they are sufficiently different from what has been seen in clinical practice that their long term behavior cannot be precisely predicted without performing serial biopsies in future extended studies.
Dr. Andre van As, Chief Medical Officer of Repros commented that “Although these histology results are from a limited group of women with endometriosis and uterine fibroids, they are reflective of up to six months of treatment over a range of three doses. With the end of treatment diagnoses being that of benign endometrium in all of the women biopsied, we feel confident that our recently described treatment paradigm of sequential four month treatment cycles each followed by a drug holiday, in order to refresh the endometrium, may further enhance the safety of Proellex in the long term.”
Joseph Podolski, President and CEO of Repros, added, “Both endometriosis and uterine fibroids represent an un-served need in the arena of woman’s health and these supplementary safety data are very encouraging. No approved drug therapies in this class of compounds (PRMs) are available for these indications, and we strongly believe that Proellex, with the efficacy and safety we reported earlier, together with the results reported here, represents a significant advance to the medical approach of the long-term treatment and management of these difficult to treat conditions.”
Repros intends to continue to perform endometrial biopsies in all of their future studies with Proellex to further extend the understanding and significance of the histological changes observed in longer term exposure to this compound.
References quoted in text above
1. Silverberg SG, Mutter GL, Kurman RJ, Kubik-Huch RA, Nogales F, Tavassoli FA. Tumors of the uterine corpus: epithelial tumors and related lesions. In: Tavassoli FA, Stratton MR, editors. WHO Classification of Tumors: Pathology and Genetics of Tumors of the Breast and Female Genital Organs. Lyon, France: IARC Press, 2003: 221-232.
2. Mutter GL, Duska L, Crum CP. Endometrial Intraepithelial Neoplasia. In: Crum CP, Lee K, editors. Diagnostic Gynecologic and Obstetric Pathology. Philadelphia, PA: Saunders, 2005: 493-518.
3. A.R.W.Williams, H.O.D.Critchley, J.Osei, S.Ingamells, I.T.Cameron, C.Han and K.Chwalisz. The effects of the selective progesterone receptor modulator asoprisnil on the morphology of uterine tissues after 3 months treatment in patients with symptomatic uterine leiomyomata. Human Reproduction Vol.22, No.6 pp. 1696—1704, 2007.
4. Nathalie Chabbert-Buffet MD PhD, Axelle Pintiaux-Kairis MD, Philippe Bouchard MD on behalf of the VA2914 study group. Effects of the progesterone receptor modulator VA2914 in a continuous low dose on the hypothalamic-pituitary-ovarian axis and endometrium in normal women: a prospective, randomized, placebo controlled trial J Clin Endocrin Metab. First published ahead of print June 19, 2007.
5. A Brown, L Cheng, S Lin, D T Baird. Daily Low-Dose Mifepristone Has Contraceptive Potential by Suppressing Ovulation and Menstruation: A Double-Blind Randomized Control Trial of 2 and 5 mg per Day for 120 Days. J Clin Endocrinol Metab, 87(1):63—70, 2002.
About Repros Therapeutics Inc.
Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex, the Company’s lead compound, a PRM (progesterone receptor modulator) has recently completed a successful U.S. three-month Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the United States and results in a significant number of hysterectomies each year. Proellex has also recently completed a six-month European Phase 1/2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the United States and Canada. Androxal™, the Company’s other program in late clinical development, is designed to restore normal testosterone production by the testes in men and has recently completed a six-month U.S. non-pivotal Phase 3 clinical trial for the treatment of testosterone deficiency due to secondary hypogonadism. According to industry sources, approximately 13 million men in the United States experience testosterone deficiency. The Company is planning meetings with the FDA for all three programs to lay out the remaining clinical program pathway required before a New Drug Application may be submitted for each product candidate.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, Repros’ ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and Repros’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447